Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Vera Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Class A Common stock, par value $0.001 per share	457(a)	1,142,026	$15.00	$17,130,390	0.0000927	$1,588
	Total Offering Amounts					$17,130,390		—
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due(2)							$1,588

(1)

Represents only the additional number of shares of Class A common stock being registered pursuant to this Registration Statement, which includes the shares that the underwriters have the option to purchase. Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

(2)

The Registrant previously registered securities having a proposed maximum aggregate offering price of $85,652,000 on its Registration Statement on Form S-1 (File No. 333-262569), which was declared effective by the Securities and Exchange Commission on February 9, 2022. In accordance with Rule 462(b) under the Securities Act, an additional number of securities having a proposed maximum offering price of $17,130,390 is hereby registered, which includes securities issuable upon the exercise of the underwriters’ option to purchase additional shares.

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A